Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of PAVMed Inc. on Form S-3 of our report dated April 14, 2020 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of PAVMed, Inc. as of December 31, 2019 and for the year ended December 31, 2019, which report is included in this Annual Report on Form 10-K of PAVMed Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

September 10, 2020